UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 19, 2010

Equinix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

SUPPLEMENT TO PROXY STATEMENT

This Supplement supplements and amends the Proxy Statement dated December 21, 2009, as previously supplemented on December 23, 2009 (the “Proxy Statement”), of Switch & Data Facilities Company, Inc. (“Switch and Data”) mailed to you in connection with the solicitation of proxies on behalf of the board of directors of Switch and Data for use at the special meeting of stockholders to be held at the Renaissance Tampa International Plaza Hotel, 4200 Jim Walter Boulevard, Tampa, Florida 33607, on January 29, 2010, beginning at 11:30 a.m., Eastern time. The purpose of the special meeting is to consider and vote on the proposal to adopt and approve the Agreement and Plan of Merger dated as of October 21, 2009, among Equinix, Inc. (“Equinix”), Switch and Data and Sundance Acquisition Corporation, a wholly-owned subsidiary of Equinix (the “Merger Agreement”). This Supplement should be read in conjunction with the Proxy Statement, which should be read in its entirety.

Litigation Relating to the Merger

As more fully described in the Proxy Statement, Switch and Data, members of Switch and Data’s board of directors and Equinix are involved in litigation related to the merger. On October 27, 2009, a purported stockholder class action lawsuit was filed in the Delaware Chancery Court against Switch and Data, members of Switch and Data’s board of directors, Sundance Acquisition Corporation and Equinix. The lawsuit, Gibbs v. Switch & Data Facilities Company, Inc., et al. (Case No. 5027-VCS), alleges that the members of Switch and Data’s board of directors breached their fiduciary duties to Switch and Data’s stockholders in connection with the proposed merger by, among other things, entering into the Merger Agreement without first taking steps to obtain adequate, fair and maximum consideration for Switch and Data’s stockholders, by structuring the transaction to benefit themselves and by including provisions intended to dissuade other potential suitors from making competing offers.

On October 30, 2009, a second purported stockholder class action lawsuit, Jiannaras v. Switch & Data Facilities Company, Inc., et al. (Case No. 09-CA-027950), was filed against the same defendants in a Hillsborough County, Florida state court. The complaint alleges that the members of Switch and Data’s board of directors breached their fiduciary duties to Switch and Data’s stockholders by, among other things, failing to take steps to maximize the value of Switch and Data to its public stockholders, failing to value properly Switch and Data, failing to protect against the directors’ conflicts of interest and failing to disclose all material information to allow a fully informed vote by the stockholders.

On December 7, 2009, a third purported stockholder class action lawsuit, Broadbased Equities v. Keith Olsen, et al. (Case No. 8:09-CV-02473), was filed against the same defendants (other than Sundance Acquisition Corporation, which was not named) in the United States District Court for the Middle District of Florida. The complaint alleges that the defendants have provided materially incomplete information to Switch and Data stockholders in the Proxy Statement, that Switch and Data’s Chief Executive Officer and President sought to advance his own interests at the expense of Switch and Data stockholders in connection with the merger, and that Switch and Data’s directors breached their fiduciary duties in connection with the merger, including by agreeing to provisions in the Merger Agreement intended to dissuade other potential suitors from making competing offers.

On January 19, 2010, counsel for parties in all three lawsuits entered into a memorandum of understanding in which they agreed upon the terms of a settlement of all lawsuits. In connection with this settlement, the three lawsuits and all claims asserted therein would be dismissed with prejudice, including the claims brought against Switch and Data and its directors. The parties will seek approval of the settlement in the Florida state court; simultaneously, the parties will agree to stay the actions pending in the Delaware Chancery Court and the United States District Court for the Middle District of Florida. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger and final approval of the proposed settlement by the Florida state court. The proposed settlement contemplates that plaintiffs’ counsel will apply to the Florida state court for an award of attorneys’ fees and costs in an aggregate amount of $900,000, and that the defendants will not oppose or undermine this application. These attorneys’ fees and costs will not be deducted from the merger consideration.

Additional Disclosures

As contemplated by the proposed settlement, Switch and Data is providing certain additional disclosures that are supplemental to those contained in the Proxy Statement. The additional disclosures are as follows:

Background of the Merger

The following disclosure supplements the discussion at page 29 of the Proxy Statement concerning the merger discussions between Switch and Data and the International Party.

From the beginning of the discussions, Switch and Data and the International Party contemplated that any potential transaction between them would be a merger of equals, although the relative percentage of ownership in the combined entity was never resolved. These merger discussions focused initially on operational issues, recognizing that because of the lack of geographic overlap of the two businesses, it was unlikely that any cost synergies could be realized. Eventually, these discussions focused on the resulting percentage ownership of each respective group of shareholders in the surviving entity.

The following disclosure replaces the third full paragraph on page 29 of the Proxy Statement concerning Switch and Data’s meeting on April 8, 2009 with the International Party.

On April 8, 2009, Keith Olsen, Switch and Data’s Chief Executive Officer, and the Chief Executive Officer of the International Party met at the offices of Holland & Knight LLP (the law firm that had acted as Switch and Data’s primary outside counsel since before Switch and Data’s initial public offering in 2007), in Tampa, Florida to discuss the entities’ businesses, including their respective product, distribution and marketing strategies, to determine if there was mutual interest in further discussing a business combination.

The following disclosure supplements the discussion at page 29 of the Proxy Statement concerning Equinix’s initial indication to Piper Jaffray of its interest in meeting with Switch and Data.

Previously, the Piper Jaffray investment banking team (which at that time was with another investment bank) had been engaged by Switch and Data regarding its initial public offering in 2007. Equinix’s indication of interest arose in the context of a series of meetings that Equinix held with Piper Jaffray and other investment banks to discuss potential strategic acquisitions and opportunities. During Equinix’s meeting with Piper Jaffray, the representative of Piper Jaffray indicated that Piper Jaffray had a close relationship with Switch and Data, and Equinix agreed to let Piper Jaffray relay its interest in a meeting.

The following disclosure supplements the discussion at page 30 of the Proxy Statement concerning the date on which Piper Jaffray began acting as a financial advisor for Switch and Data.

Switch and Data retained Piper Jaffray because of Piper Jaffray’s strong industry knowledge and the fact that Switch and Data’s management team had a close working relationship with Piper Jaffray from past interactions and engagements with the Piper Jaffray investment banking team. Piper Jaffray was engaged with the understanding that it would be the lead financial advisor to Switch and Data and, while the total fee paid to all of the financial advisors would be a customary amount for a transaction of this type and size, Piper Jaffray would have a lower than customary fee because Switch and Data intended to bring in several other financial advisors and, as other financial advisors were brought in, Piper Jaffray’s fee would be reduced accordingly. Because of Switch and Data’s engagement of Deutsche Bank and Royal Bank of Canada (as discussed below), Piper Jaffray’s fee was approximately $4.0 million, payable in cash at closing.

The following disclosure supplements the discussion at page 32 of the Proxy Statement concerning the telephonic meeting on September 1, 2009 of Switch and Data’s board of directors.

During the discussion, it was noted that, unlike a transaction with the International Party (which, as discussed above, would have been structured as a merger of equals without any premium to Switch and Data’s stockholders), the proposed transaction with Equinix offered Switch and Data stockholders a significant premium for their Switch and Data common stock and was expected to create substantial synergies for the surviving entity. Mr. Olsen advised the board of directors that Switch and Data’s management estimated that a combination with Equinix could result in an annual reduction in expenses of approximately $20.0 million to $25.0 million due to the elimination of certain duplicate expenses and fee-based services.

The following disclosure replaces the last full paragraph on page 32 of the Proxy Statement concerning the telephonic meeting on September 8, 2009 of Switch and Data’s board of directors.

On September 8, 2009, Switch and Data’s board of directors had a telephonic meeting with representatives of Piper Jaffray to discuss the August 28, 2009 letter of intent and the status of negotiations with Equinix. Mr. Luby informed the other directors that Equinix was not willing to increase the consideration proposed in its August 28, 2009 letter of intent at that time, but that it would consider a counter-offer from Switch and Data. Representatives of Piper Jaffray made a presentation to the board of directors summarizing and commenting on the potential transactions with Equinix and the International Party. Mr. Olsen and Mr. Pollock then commented on the potential cost savings synergies in the Equinix transaction, projections for the potential transaction with the International Party, and execution and market risks for both transactions. Mr. Olsen further commented on Switch and Data’s goals, plans and projections as a standalone entity noting that while the Equinix offer gave Switch and Data superior value in 2010, he believed it was possible that Switch and Data could potentially attain greater value as a standalone entity in 2011 or beyond, subject to a number of risks and uncertainties. The board of directors then considered the value of Switch and Data as a standalone entity as compared to the value presented by the Equinix transaction. As part of this discussion, the board of directors reached a consensus that Equinix’s scale, liquidity and the premium valuation of Switch and Data’s stock implied by Equinix’s offer, as well as the pro forma cost savings and market position of the combined entity, were likely to produce greater value to Switch and Data stockholders than if Switch and Data were to remain independent. The board of directors also discussed the advantages and disadvantages of a cash transaction versus a stock transaction.

The following disclosure replaces the first full paragraph on page 33 of the Proxy Statement concerning the telephonic meeting on September 9, 2009 of Switch and Data’s board of directors.

On September 9, 2009, Switch and Data’s board of directors had a telephonic meeting with representatives of Piper Jaffray to discuss the August 28, 2009 letter of intent, the current proposed transaction terms with Equinix and the International Party, the current state of negotiations with Equinix and the International Party and the alternatives available to Switch and Data (which consisted of remaining independent, completing a transaction with Equinix and combining with the International Party). The board of directors asked representatives of Piper Jaffray several questions regarding the valuation range that might be achieved in further negotiations with Equinix, including whether the surviving entity’s synergies could support a price in excess of $20 per share. Switch and Data’s negotiations with the International Party had thus far dealt primarily with operational issues. To facilitate a comparison of Switch and Data’s alternatives, however, the board of directors considered an analysis of hypothetical future prices of Switch and Data’s common stock under each of the alternatives available to Switch and Data (which consisted of remaining independent, completing a transaction with Equinix and combining with the International Party).

The following disclosure replaces the second full paragraph on page 33 of the Proxy Statement concerning the meeting on September 10, 2009 between representatives of J.P. Morgan and Piper Jaffray.

On September 10, 2009, representatives of J.P. Morgan and Piper Jaffray met regarding the proposed transaction terms contained in the August 28, 2009 letter of intent. Switch and Data’s board of directors was advised that at this meeting, Piper Jaffray expressed to J.P. Morgan its views regarding Switch and Data’s valuation, including the possibility that a per share value for Switch and Data in excess of $20 could be supported based on the EBITDA multiples implied by Equinix’s current offer and an equitable split of the value created by the surviving entity’s potential operating synergies and reiterated its prior message that Equinix needed to increase the consideration proposed in its August 28, 2009 letter of intent.

The following disclosure replaces the fifth full paragraph on page 33 of the Proxy Statement concerning the conference call on September 15, 2009 between representatives of J.P. Morgan and Piper Jaffray.

On September 15, 2009, representatives of J.P. Morgan and Piper Jaffray had a conference call regarding the proposed transaction terms contained in the August 28, 2009 letter of intent. Switch and Data’s board of directors was advised that at this meeting, representatives of J.P. Morgan and Piper Jaffray discussed the views that Piper Jaffray expressed on September 10, 2009 regarding Switch and Data’s valuation, as well as each of their views regarding the future valuation of a post-acquisition combined company. Switch and Data’s board of directors was advised that during this discussion, J.P. Morgan maintained that the split of the surviving entity’s potential operating synergies should be more favorable to Equinix than that which was suggested by Piper Jaffray on September 10, 2009. J.P. Morgan and Piper Jaffray also discussed certain issues that J.P. Morgan had identified in its due diligence review of Switch and Data’s finances and operations, including risks associated with Switch and Data’s leases, assumptions regarding its future bookings and utilization and risks associated with the future expansion of its business. Switch and Data’s board of directors was advised that JP Morgan indicated that based on Equinix’s view on potential synergies and certain of the issues identified during the due diligence review, Equinix would be unable to present a revised offer in the price range indicated by Piper Jaffray on September 10, 2009.

The following disclosure supplements the discussion at page 33 of the Proxy Statement concerning the telephonic meeting on September 22, 2009 of Switch and Data’s board of directors.

The basis for this counter-proposal was that the board of directors and its financial advisors continued to believe that the split of the surviving entity’s potential operating synergies should be more favorable to Switch and Data, and that the premium to Switch and Data’s current stock price should be higher, than reflected in the most recent Equinix offer.

The following disclosure supplements the discussion at pages 34-35 of the Proxy Statement concerning the telephonic meeting on September 24, 2009 of Switch and Data’s board of directors.

The board of directors also determined not to aggressively seek to have a post-signing market check because, in the board of directors’ judgment, such a market check was unlikely to result in a more favorable proposal in light of the significant proposed premium, and during the course of the negotiations, it became apparent that insisting upon a post-signing market check would likely imperil the proposed transaction with Equinix.

The following disclosure replaces the last paragraph beginning on page 35 and ending on page 36 of the Proxy Statement concerning the telephonic meeting on September 25, 2009 of Switch and Data’s board of directors.

Also on September 25, 2009, Switch and Data’s board of directors had a telephonic meeting to discuss the proposed transaction terms as set forth in the September 24, 2009 letter of intent, the proposed exclusivity agreement received from Equinix, and the current state of negotiations. Among other items, Switch and Data’s board of directors discussed how the mechanics of the proposed share exchange ratio would operate. After discussion, and after a motion duly made and seconded, Switch and Data’s board of directors authorized Mr. Luby to execute the exclusivity agreement, pursuant to which Switch and Data agreed that, for a period of 21 days from September 28, 2009, it would not, and would not permit its officers, directors, employees, affiliates, agents or representatives to: (i) solicit, initiate, encourage, conduct or engage in any discussions or negotiations, or enter into any agreement or understanding with any other person or entity regarding a third party acquisition; (ii) disclose any nonpublic information relating to Switch and Data or (iii) afford access to the properties, books or records of Switch and Data, to any other person or entity that may be considering acquiring or has acquired an interest in Switch and Data. Equinix and Switch and Data executed the exclusivity agreement later in the day on September 25, 2009. Switch and Data’s board of directors considered attempting to obtain price protection in terms of a floor price, but believed it was highly likely that Equinix would then insist upon a cap. After discussions with Piper Jaffray, the board of directors determined not to seek a floor in order to benefit further from any increase in the price of the common stock of Equinix prior to the consummation of the merger because of its belief that the Equinix stock price would likely increase, resulting in a benefit to Switch and Data’s stockholders. The Switch and Data board of directors also determined, based upon the analysis of its financial advisors and after comparing the value to Switch and Data’s stockholders of a transaction with the International Party in which Switch and Data would be the surviving company with the proposed transaction with Equinix, that a transaction with the International Party was unlikely to result in value to Switch and Data’s stockholders equal to or greater than the proposed transaction with Equinix. As a part of this analysis, it was noted again that the proposed transaction with Equinix offered Switch and Data stockholders a significant premium for their Switch and Data common stock and was expected to create substantial synergies for the surviving entity. Also, based upon the Switch and Data board of directors’ knowledge of the industry and the analysis of Switch and Data’s financial advisors, the board determined not to approach the other participants in the industry either through a formal market check or by other means. This was due to the significant premium offered by Equinix, the knowledge of the strategies and the financial conditions of the participants in the industry and the risk of delay imperiling the proposed Equinix transaction.

The following disclosure supplements the discussion at page 36 of the Proxy Statement concerning the date on which Deutsche Bank began acting as a financial advisor for Switch and Data.

Deutsche Bank had a long-standing relationship with Switch and Data. It had led Switch and Data’s initial public offering in 2007 and had been engaged on Switch and Data’s behalf on several projects, none of which were consummated. Switch and Data believed that Deutsche Bank could produce significant additional insight and, because of its understanding with Piper Jaffray regarding fees (as discussed above), that its participation would not result in any material additional expenses for Switch and Data. Switch and Data agreed to pay a cash fee of approximately $2.0 million, payable at closing, to Deutsche Bank in exchange for its services in connection with the Equinix transaction if such a transaction was consummated.

The following disclosure replaces the fifth full paragraph on page 36 of the Proxy Statement concerning the telephonic meeting on October 7, 2009 of Switch and Data’s board of directors.

On October 7, 2009, Switch and Data’s board of directors had a telephonic meeting at which it reviewed with management and representatives of Piper Jaffray, Deutsche Bank and Holland & Knight LLP the status of Switch and Data’s negotiations with Equinix. Among other items, the directors discussed the premium implied by Equinix’s proposal based on recent closing prices, the proposed exchange ratio relative to historical trading prices of the two companies, the status of reverse due diligence on Equinix, including certain site visits and the status of negotiations regarding the Merger Agreement. In addition, Switch and Data’s board of directors discussed Deutsche Bank’s analysis of the proposed transaction with Equinix, including a comparative analysis of the future stock price of Switch and Data as a standalone company and in connection with a business combination with Equinix and an analysis of the potential synergies created by a business combination with Equinix. After its review of Deutsche Bank’s analysis, the board of directors neither diminished nor increased the scope of Deutsche Bank’s engagement. Switch and Data’s board of directors also discussed an employee retention package that would help to ensure that key Switch and Data employees would not leave Switch and Data prior to the closing of a transaction. Finally, after discussing several proposals from investment banks to render a fairness opinion, Switch and Data’s board of directors authorized Switch and Data’s management to execute an engagement agreement with Raymond James to provide a fairness opinion regarding the merger consideration, noting that no portion of Raymond James’s fee would be contingent upon the successful completion of the transaction. Shortly thereafter, Switch and Data and Raymond James entered into an engagement letter related to the fairness opinion. Switch and Data considered retaining Deutsche Bank or Piper Jaffray for this purpose but ultimately decided it was preferable to obtain a fairness opinion from an investment bank with no claim to contingent consideration upon the consummation of a transaction. Holland & Knight LLP recommended that the fairness opinion be sought from a firm that was not entitled to a contingent fee. Switch and Data believes it is customary to obtain a fairness opinion from a firm that does not receive contingent consideration. Except to the extent that the contingent consideration payable to Piper Jaffray, Deutsche Bank and Royal Bank of Canada in connection with the transaction could be considered to create a conflict of interest, Switch and Data is not aware of any conflicts of interest on the part of any of its advisors. Neither Equinix nor Switch and Data has any arrangement with any of Piper Jaffray, Deutsche Bank, Royal Bank of Canada, or Raymond James for further investment banking or other further services (except that Piper Jaffray, Deutsche Bank, Royal Bank of Canada and Raymond James currently serve as lenders under Switch and Data’s credit facility, which is expected to be paid off at the time of the closing of the merger).

The following disclosure supplements the discussion at page 37 of the Proxy Statement concerning the meeting of Switch and Data’s board of directors on October 21, 2009.

Early in the morning of October 21, 2009, Royal Bank of Canada was also engaged as a financial advisor by Switch and Data. Royal Bank of Canada had performed services on behalf of Switch and Data in the past, relating to Switch and Data’s credit facility. No fees had been paid to Royal Bank of Canada relating to that engagement. Switch and Data agreed to pay a cash fee of approximately $2.0 million, payable at closing, to Royal Bank of Canada for its services in connection with the Equinix transaction if such a transaction was consummated. Due to Switch and Data’s understanding with Piper Jaffray (as discussed above), the $2.0 million fee paid to Royal Bank of Canada was not an additional expense for Switch and Data but rather effectively reduced Piper Jaffray’s fee.

Opinion of Financial Advisor to the Switch and Data Board of Directors

The following disclosure supplements the discussion at page 43 of the Proxy Statement concerning Raymond James’s Selected Public Company Analysis.

The following multiples were used in the Raymond James analysis:

	Enterprise Value /Revenue			Enterprise Value /Adjusted EBITDA
	TTM	2009E	2010E	TTM	2009E	2010E
Equinix, Inc.	6.0x	5.4x	4.5x	13.4x	12.2x	9.9x

Savvis, Inc.	1.5x	1.5x	1.5x	6.3x	6.5x	6.1x

Telecity Group plc	4.6x	4.1x	3.5x	13.4x	11.3x	8.8x

Terremark Worldwide, Inc.	2.8x	2.6x	2.2x	10.8x	9.6x	7.9x

The following disclosure supplements the discussion at page 44 of the Proxy Statement concerning Raymond James’s Selected Transaction Analysis.

The following multiples were used in the Raymond James analysis:

Enterprise Value/Trailing Twelve Months
Acquiror	Target	Revenue	EBITDA
ABRY Partners, LLC	Q9 Networks, Inc.	5.0x	20.2x

ABRY Partners, LLC	Hosted Solutions LLC	3.6x	12.0x

ViaWest, Inc.	Dataside LLC	3.2x	11.3x

Cincinnati Bell Inc.	GramTel USA, Inc.	4.0x	N/A

Equinix, Inc.	IXEurope plc	5.8x	30.3x

SunGard Data Systems Inc.	VeriCenter, Inc.	3.4x	N/A

Terremark Worldwide, Inc.	Data Return LLC	1.5x	22.0x

The following disclosure supplements the discussion at page 44 of the Proxy Statement concerning Raymond James’s Selected Transaction Analysis.

Based on Raymond James’s judgment the multiples observed for the IXEurope plc transaction were excluded from the mean and median calculation as an outlier.

The following disclosure replaces the first full paragraph on page 46 of the Proxy Statement concerning Raymond James’s Discounted Cash Flow Analysis.

The discounted cash flow analysis was based on projections of the financial performance of Switch and Data that represented the best available estimates and judgment of management, which are set forth under “—Projected Financial Data—Switch and Data Projected Financial Information” beginning on page 48 of this proxy statement/prospectus. Consistent with the periods included in the financial projections, Raymond James used calendar year 2014 as the final year for the analysis and applied multiples, ranging from 5.5x to 7.0x, to calendar 2014 Adjusted EBITDA in order to derive a range of terminal values for Switch and Data in 2014. In selecting the multiples it deemed to be appropriate, Raymond James recognized that Switch and Data, like every company, is unique; the choice of the multiples was based on a variety of factors including, but not limited to, projected capital expenditures and growth rates reflected in the projections of Switch and Data’s financial performance referred to above; the projected capacity utilization (which is a measure of the amount of data center capacity utilized by Switch and Data’s customers); and multiples of companies deemed comparable to Switch and Data based on these factors.

Interests of Switch and Data’s Directors and Executive Officers

The following disclosure supplements the discussion at page 54 of the Proxy Statement.

Equity Interests in Equinix

Mr. Luby has owned 5,000 shares of Equinix common stock in his Individual Retirement Account since August 2004, however Seaport Capital has never had any investment in Equinix. Otherwise, none of our directors, or any entity they are affiliated with, owns any interest in Equinix.

Important Additional Information

In connection with the proposed transaction involving Equinix and Switch and Data, Equinix has filed with the SEC a registration Statement on Form S-4 containing a proxy statement/prospectus. The proxy statement/prospectus was first mailed to stockholders of Switch and Data on or about December 23, 2009. SWITCH AND DATA STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Switch and Data stockholders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Equinix and Switch and Data through the website maintained by the SEC at www.sec.gov. In addition, Switch and Data stockholders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC from Equinix by directing a request to Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, CA 94404, Attention: Investor Relations (telephone: 888-222-1162) or going to Equinix’s corporate website at www.equinix.com, or from Switch and Data by directing a request to Switch & Data Facilities Company, Inc., 1715 Westshore Boulevard, Suite 650, Tampa, FL 33607, Attention: Investor Relations (telephone: 866-797-2633) or going to Switch and Data’s corporate website at www.switchanddata.com.

Equinix, Switch and Data and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Equinix’s directors and executive officers is contained in its annual proxy statement filed with the SEC on April 23, 2009. Information regarding Switch and Data’s directors and executive officers is contained in Switch and Data’s annual proxy statement filed with the SEC on April 6, 2009. Additional information regarding the interests of such potential participants is included in the proxy statement/prospectus and the other relevant documents filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equinix, Inc.

January 19, 2010	By:	/s/ BRANDI GALVIN MORANDI
		Name:	Brandi Galvin Morandi
		Title:	General Counsel